EXHIBIT 99.1

WM Announces Fourth Quarter and

Full-Year 2024 Earnings

Solid Waste Business Growth Drives Company-Best Full-Year Operating EBITDA and Margin

Four Renewable Natural Gas Facilities Commissioned in the Fourth Quarter; Overall Production Expected to More Than Double from 2024 to 2025

Actively Integrating and Optimizing Stericycle for Growth and Now Expecting $250 Million in Synergies

2025 Expected to Deliver a Step Change in the Company’s Revenue and Earnings

Houston — Jan. 29, 2025 — WM (NYSE: WM) today announced financial results for the fourth quarter and year ended Dec. 31, 2024.

	Three Months Ended				Year Ended
	December 31, 2024		December 31, 2023		December 31, 2024		December 31, 2023
	(in millions, except per share amounts)				(in millions, except per share amounts)

	As Reported	As Adjusted(a)	As Reported	As Adjusted(a)	As Reported	As Adjusted(a)	As Reported	As Adjusted(a)

Revenue	$5,893	$5,893	$5,217	$5,217	$22,063	$22,063	$20,426	$20,426

Income from Operations	$919	$1,054	$785	$1,032	$4,063	$4,296	$3,575	$3,828

Operating EBITDA(b)	$1,571	$1,706	$1,311	$1,558	$6,330	$6,563	$5,646	$5,899

Operating EBITDA Margin	26.7%	28.9%	25.1%	29.9%	28.7%	29.7%	27.6%	28.9%

Net Income(c)	$598	$688	$493	$703	$2,746	$2,916	$2,304	$2,519

Diluted EPS	$1.48	$1.70	$1.22	$1.74	$6.81	$7.23	$5.66	$6.19

“The WM team achieved another year of exceptional results by continuously improving our core business, expanding our sustainability platforms, and adding medical waste and secure information destruction solutions for our customers,” said Jim Fish, WM’s President and CEO. “We delivered over 11% growth in adjusted operating EBITDA for the year as we advanced cost optimization efforts across our operations and executed on disciplined pricing programs in the collection and disposal business.(a) The year also saw the advancement of our sustainability growth investments, expansion of our solid waste business through tuck-in acquisitions, and the acquisition of Stericycle, the largest provider of medical waste services in North America. The momentum across all of these areas is WM’s foundation for success in 2025.”

Fish continued, “We expect to deliver a second consecutive year of double-digit growth in adjusted operating EBITDA in 2025. This year has started off strong and we are confident in our ability to maintain this trajectory as we continue to focus on strong operational performance and service delivery, strategic investments in growth, and delivering superior value to our shareholders.”

KEY HIGHLIGHTS FOR the fourth quarter and FULL-YEAR 2024

•	On Nov. 4, the Company completed the $7.2 billion acquisition of Stericycle, expanding its comprehensive environmental solutions into the growing healthcare market while advancing its recycling platform. The Company will report the medical waste and secure information destruction businesses together as WM Healthcare Solutions.

Operating EBITDA	Fourth Quarter 2024 ($ in millions)				Full Year 2024 ($ in millions)
	Total Company Breakout		As Adjusted(a)		Total Company Breakout		As Adjusted(a)

	Amount	Margin	Amount	Margin	Amount	Margin	Amount	Margin

WM Legacy Business(f)	$ 1,567	28.5%	$ 1,645	30.0%	$ 6,326	29.2%	$ 6,502	30.0%

WM Healthcare Solutions	4	1.0%	61	15.1%	4	1.0%	61	15.1%

Total Company	$ 1,571	26.7%	$ 1,706	28.9%	$ 6,330	28.7%	$ 6,563	29.7%

•	Adjusted operating EBITDA for the WM Legacy Business grew more than 10% in 2024 and achieved 30% margin for the first time in the Company’s history.(a) The Company’s Collection and Disposal business led the way, driven by organic revenue growth from price, disciplined cost initiatives, and a continued focus on optimizing business mix.

Revenue	Fourth Quarter 2024 ($ in millions)		Full Year 2024 ($ in millions)

	Amount	Growth	Amount	Growth
WM Legacy Business(f)	$ 5,490	5.2%	$ 21,660	6.0%

WM Healthcare Solutions	403	N/A	403	N/A

Total Company	$ 5,893	13.0%	$ 22,063	8.0%

•	Revenue growth in 2024 was driven by core price of 6.7%.(d) An increase in completed acquisitions, including Stericycle, and higher market prices for recycled commodities also contributed to the outsized revenue growth in the year.(e)

Operating Expenses	Fourth Quarter 2024 ($ in millions)				Full Year 2024 ($ in millions)
	Total Company Breakout		As Adjusted(a)		Total Company Breakout		As Adjusted(a)

	Amount	Margin	Amount	Margin	Amount	Margin	Amount	Margin
WM Legacy Business(f)	$ 3,309	60.3%	$ 3,309	60.3%	$ 13,139	60.7%	$ 13,138	60.7%

WM Healthcare Solutions	244	60.5%	244	60.5%	244	60.5%	244	60.5%

Total Company	$ 3,553	60.3%	$ 3,553	60.3%	$ 13,383	60.7%	$ 13,382	60.7%

•	The Company continues to prioritize operational excellence by improving frontline retention, leveraging technology and automation to optimize the cost structure, and shedding low-margin volumes in the residential collection business.

SG&A Expenses	Fourth Quarter 2024 ($ in millions)	Full Year 2024 ($ in millions)

	Total Company Breakout		As Adjusted(a)		Total Company Breakout		As Adjusted(a)

	Amount	Margin	Amount	Margin	Amount	Margin	Amount	Margin
WM Legacy Business(f)	$ 592	10.8%	$ 536	9.8%	$ 2,109	9.7%	$ 2,020	9.3%
WM Healthcare Solutions	155	38.5%	98	24.3%	155	38.5%	98	24.3%
Total Company	$ 747	12.7%	$ 634	10.8%	$ 2,264	10.3%	$ 2,118	9.6%

•	Adjusted SG&A as a percentage of revenue for the WM Legacy Business was a company-best performance, demonstrating the continued focus on cost discipline and optimization.(a)

•	During 2024, the Company continued to progress its investments in sustainability growth projects, completing five renewable natural gas facilities and 12 recycling automation and growth projects, bringing total renewable natural gas projects completed to seven out of 20 planned facilities and total recycling automation and new market projects completed to 25 out of 39 planned.(e)

•	The Company generated $5.39 billion of net cash provided by operating activities in 2024, an increase of 14.2% from the prior year. This strong operating cash flow growth resulted in free cash flow increasing 21.8% to $2.32 billion.(a)

•	In addition to the acquisition of Stericycle, the Company invested approximately $800 million in acquisitions in 2024, largely for solid waste businesses. These acquired businesses contributed about $150 million of revenue growth in 2024.

2025 FINANCIAL OUTLOOK

WM’s 2025 outlook includes a significant step change in revenue and earnings driven by continued growth in the solid waste business, the addition of WM Healthcare Solutions, and increased contributions from sustainability growth investments.

	Projected Results (in millions)	Projected Year-Over-Year Change at Midpoint
Revenue	$25,550 - $25,800	Growth of 16.4%, including 5.7% organic growth and 10.7% acquisition growth
Adjusted operating EBITDA(a)	$7,450 - $7,650	Growth of 15.0%
Adjusted operating EBITDA margin(a)	29.2%-29.7%	WM Legacy Business expected to achieve 30.7% and WM Healthcare Solutions expected to achieve 17.6%
Capital to support the business	$2,575 – $2,625	Includes a $140 million increase from WM Legacy Business and a $180 million increase from WM Healthcare Solutions(f)
Sustainability growth capital	$600 – $650	Reduction of $325 million
Free cash flow(a)	$2,675 - $2,775	Growth of 17.6%

2024 Adjusted Operating EBITDA(a)	$6,563
Growth at Midpoint
Collection and Disposal	500

Recycling Processing and Sales	90
WM Renewable Energy	60
WM Healthcare Solutions	400
Corporate and Other	(63)

2025 Adjusted Operating EBITDA Midpoint(a)	$7,550

Collection and Disposal

•	Strong growth in the Collection and Disposal business is expected to be driven by disciplined pricing and continued cost optimization. Revenue growth outlook is based upon core price in 2025 of between 5.8% and 6.2%, yield of between 4.0% and 4.2%, and volumes between 0.25% and 0.75%.
•	Rollover from solid waste acquisitions is expected to contribute $150 million of revenue and $35 million of adjusted operating EBITDA.(a)

Sustainability Businesses

•	Growth in the Company’s sustainability businesses is expected to be driven by increased contributions from growth projects, partially offset by lower commodity prices.
•	The outlook includes a blended average single-stream recycled commodity price of approximately $85 per ton. The Company estimates that a $10 per ton change in the blended average single-stream commodity price impacts total Company operating EBITDA by approximately $25 million.(g)
•	About 50% of the Company’s renewable natural gas expected to be sold in 2025 has already been contracted at a blended average price of $28.80 per MMBtu. The Company’s current sensitivity to a $0.25 change in the value of Renewable Fuel Standard credits is approximately $15 million of operating EBITDA.(h)

WM Healthcare Solutions

•	The WM Healthcare Solutions business is expected to grow about 9% before synergies in 2025 driven by organic revenue growth and operations initiatives, including fleet and asset network optimization.
•	The integration of the business is expected to generate up to $100 million from synergies in 2025.
•	The Company now expects to achieve synergies from the acquisition of $250 million, double its original estimate. The Company expects to achieve this run-rate in 2027.

WM’s strong balance sheet and cash flow growth outlook position the Company to continue its commitment to sound capital allocation. The Company’s outlook includes $100 to $200 million of investment in solid waste acquisitions and estimated annual dividends paid to shareholders of $1.3 billion. The Board of Directors has indicated its intention to increase the annual dividend by $0.30 per share to $3.30 in 2025, though all future dividends must be declared by the Board. As previously announced, the Company has temporarily suspended share repurchases reflecting the Company’s commitment to return to targeted leverage levels. By the end of 2025, the Company expects its leverage to be approximately 3.1 times.

SUSTAINABILITY GROWTH OUTLOOK

WM is progressing its sustainability growth portfolio and remains committed to investing in an industry-leading network of renewable natural gas projects and recycling assets. The renewable natural gas projects have a projected payback period of about three years and the recycling assets have a projected payback period of about six years. These anticipated returns reflect the Company’s views that these investments create strong economic value, in addition to underlying environmental value. The Company is providing an updated outlook for the capital expenditures and total adjusted operating EBITDA contributions from the projects for the next three years.

(in millions)	2024	2025	2026	2027
Capital Expenditures
Recycling Automation and Growth Projects	$443	$180 - $200	$65-$85	-
Renewable Natural Gas Growth Projects	$507	$420 - $450	$55-$85	-
Total Sustainability Growth Capital	$950	$600 -$650	$120 - $170	-
Operating EBITDA
Recycling Automation and Growth Projects	$53	$120 - $130	$250 - $260	$290 - $300
Renewable Natural Gas Growth Projects	$39	$150 - $160	$350 - $380	$470 - $500
Sustainability Growth Operating EBITDA (e)	$92	$270 - $290	$600 - $640	$760 - $800
2025 projections are based on commodity price assumptions consistent with the Company’s 2025 outlook for a single-stream recycled commodity price of $85 per ton and for a blended average renewable natural gas value of $29.50 per MMBtu. 2026 and 2027 projections are based on a single-stream recycled commodity price of $125 per ton and a blended average renewable natural gas value of $26 per MMBtu, which were the commodity prices used to substantiate our investment case and project earnings. Commodity price variability can impact actual results.

WM is planning to host an investor day in New York City on June 24, 2025, to discuss the Company’s long-term vision and growth strategies across the business. Additional information about the event will be provided in the coming months.

Fish concluded, “Our outstanding performance in 2024 underscores our dedication to excellence, sustainability, and innovation. Through the hard work of our team, we’ve achieved significant growth and are set for continued success. In 2025, we are focused on advancing the growth of our solid waste and sustainability businesses while also optimizing and growing the WM Healthcare Solutions business, which further strengthens our capabilities as the largest environmental services provider in North America. With a solid foundation and a clear vision, we are confident WM is positioned to achieve our targets for the year.”

(a)	The information labeled as adjusted in this press release, as well as free cash flow, are non-GAAP measures. Please see “Non-GAAP Financial Measures” below and the reconciliations in the accompanying schedules for more information.

(b)	Management defines operating EBITDA as GAAP income from operations before depreciation and amortization; this measure may not be comparable to similarly titled measures reported by other companies.

(c)	For purposes of this press release, all references to “Net income” refer to the financial statement line item “Net income attributable to Waste Management, Inc.”

(d)	Core price is a performance metric used by management to evaluate the effectiveness of our pricing strategies; it is not derived from our financial statements and may not be comparable to measures presented by other companies. Core price is based on certain historical assumptions, which may differ from actual results, to allow for comparability between reporting periods and to reveal trends in results over time.

(e)	The Company’s blended average price received for single stream recycled commodities sold during the quarter was about $87 per ton compared to about $75 per ton in the prior year period, and $92 per ton for the full year compared to $62 per ton in the prior year period. The blended average price for renewable natural gas sold in 2024 was about $31 per MMBtu. The average price received for Renewable Fuel Standard credits was $3.02 during the quarter compared to $2.77 in the prior year period, and $3.05 for the full year compared to $2.45 in the prior year period. The average price received for natural gas was $2.30 per MMBtu during the quarter compared to $1.87 per MMBtu in the prior year period and $1.99 for the full year, compared to $2.07 in the prior year period. The average price received for electricity was about $65 per megawatt hour in the quarter compared to about $62 per megawatt hour in the prior year period and $63 per megawatt hour for the full year, compared to $64 in the prior year period.

(f)	Management defines WM Legacy Business as total Company GAAP results excluding the WM Healthcare Solutions segment and net of intercompany eliminations.

(g)	At the midpoint of the outlook, adjusted operating EBITDA contributions from renewable energy and recycling growth projects are expected to total approximately $280 million in the year, providing year-over-year growth of about $190 million.(a) The difference between sustainability growth contributions and segment growth in the year is related to the royalty that the WM Renewable Energy business allocates to the landfills as well as headwinds in the base renewable energy business, primarily from lower contributions from renewable electricity facilities and the Company’s third-party renewable fuel program.

(h)	The Company expects to generate between 11 and 12 million MMBtu of renewable natural gas in 2025 and plans to sell between 10 and 11 million MMBtu in 2025. The Company projects that the renewable natural gas to be sold at market rates in 2025 will be sold at an average Renewable Fuel Standard credit price of $2.40 and an average natural gas price of $2.20 per MMBtu for an expected total value of $30.25 per MMBtu.

The Company will host a conference call at 10 a.m. ET on Jan. 30, 2025, to discuss the fourth quarter and full-year 2024 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

Listeners can access a live audio webcast of the conference call by visiting investors.wm.com and selecting “Events & Presentations” from the website menu. A replay of the audio webcast will be available at the same location following the conclusion of the call.

Conference call participants should register to obtain their dial in and passcode details. This streamlined process improves security and eliminates wait times when joining the call.

about wm

WM (WM.com) is North America's leading provider of comprehensive environmental solutions. Previously known as Waste Management and based in Houston, Texas, WM is driven by commitments to put people first and achieve success with integrity. The company, through its subsidiaries, provides collection, recycling and disposal services to millions of residential, commercial, industrial, medical and municipal customers throughout the U.S. and Canada. With innovative infrastructure and capabilities in recycling, organics and renewable energy, WM provides environmental solutions to and collaborates with its customers in helping them pursue their sustainability goals. WM has the largest disposal network and collection fleet in North America, is the largest recycler of post-consumer materials and is a leader in beneficial use of landfill gas, with a growing network of renewable natural gas plants and the most landfill gas-to-electricity plants in North America. WM's fleet includes more than 12,000 natural gas trucks – the largest heavy-duty natural gas truck fleet in the industry in North America. WM Healthcare Solutions provides collection and disposal services of regulated medical waste, as well as secure information destruction services, in the U.S., Canada and Western Europe. To learn more about WM and the company's sustainability progress and solutions, visit Sustainability.WM.com.

Forward-Looking Statements

The Company, from time to time, provides estimates or projections of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events, circumstances or performance. This press release contains a number of such forward-looking statements, including statements in the heading of this press release, all statements under the headings “2025 Financial Outlook” and “Sustainability Growth Outlook” and all statements regarding future revenue, earnings, performance and results of our business; achievement of targets, financial guidance or outlook; growth and optimization of our business; integration of the Stericycle business and related contributions, results and benefits, including amount and timing of synergies; amount and timing of sustainability investments, upgrades and project completions and related payback periods, returns, contributions, and benefits; future capital allocation, acquisition spending, dividends, share repurchases and leverage; drivers of performance, including pricing programs and volume; and assumptions regarding commodity prices, natural gas production, tax credits and renewable fuel programs. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, failure to implement our optimization, automation, growth, and cost savings initiatives and overall business strategy; failure to obtain the results anticipated from strategic initiatives, investments, acquisitions, or new lines of business; failure to identify acquisition targets, consummate and integrate acquisitions, including our ability to integrate the acquisition of Stericycle and achieve the anticipated benefits therefrom, including synergies; legal, regulatory and other matters that may affect the costs and timing of our ability to integrate and deliver all of the expected benefits of the Stericycle acquisition; failure to maintain an effective system of internal control over financial reporting; existing or new environmental and other regulations, including developments related to emerging contaminants, gas emissions, renewable energy, extended producer responsibility and our natural gas fleet; significant environmental, safety or other incidents resulting in liabilities or brand damage; failure to obtain and maintain necessary permits due to land scarcity, public opposition or otherwise; diminishing landfill capacity, resulting in increased costs and the need for disposal alternatives; exposure to different regulatory, legal, financial and economic conditions in international jurisdictions; failure to attract, hire and retain key team members and a high quality workforce; increases in labor costs due to union organizing activities or changes in wage- and labor-related regulations; disruption and costs resulting from severe weather and destructive climate events; failure to achieve our sustainability goals or execute on our sustainability-related strategy and initiatives, including within planned timelines or anticipated budgets due to disruptions, delays, cost increases or changes in environmental or tax regulations and incentives; focus on, and regulation of, environmental and sustainability-related disclosures, which could lead to increased costs, risk of non-compliance, brand damage and litigation risk related to our sustainability efforts; macroeconomic conditions, geopolitical conflict and large-scale market disruption resulting in labor, supply chain and transportation constraints, inflationary cost pressures and fluctuations in commodity prices, fuel and other energy costs; increased competition; pricing actions; impacts from international trade restrictions; competitive disposal alternatives, diversion of waste from landfills and declining waste volumes; changing conditions in the healthcare industry; weakness in general economic conditions and capital markets; instability of financial institutions; adoption of new tax legislation; fuel shortages; failure to develop and protect new technology; failure of technology to perform as expected; failure to prevent, detect and address cybersecurity incidents or comply with privacy regulations; inability to adapt and manage the benefits and risks of artificial intelligence; negative outcomes of litigation or governmental proceedings, including those acquired through transactions; and operational or management decisions or developments that result in impairment charges. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, for additional information regarding these and other risks and uncertainties applicable to its business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

Non-GAAP Financial Measures

To supplement its financial information, the Company has presented, and/or may discuss on the conference call, adjusted measures including adjusted earnings per diluted share, adjusted net income, adjusted income from operations and margin, adjusted operating EBITDA and margin, adjusted operating expense and margin, and adjusted SG&A expenses and margin. All adjusted measures and free cash flow are non-GAAP financial measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP but believes that also discussing non-GAAP measures provides investors with (i) financial measures the Company uses in the management of its business and (ii) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of its results of operations.

In addition, the Company’s projected adjusted operating EBITDA and margin is anticipated to be adjusted to exclude the effects of other events or circumstances that are not representative or indicative of the Company’s results of operations. Such excluded items are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, and other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of such projections to the comparable GAAP measure.

The Company discusses free cash flow and provides a projection of free cash flow because the Company believes that it is indicative of its ability to pay its quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay its debt obligations. The Company believes free cash flow gives investors useful insight into how the Company views its liquidity, but the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as net cash provided by operating activities, less capital expenditures, plus proceeds from divestitures of businesses and other assets (net of cash divested); this definition may not be comparable to similarly-titled measures reported by other companies.

The quantitative reconciliations of non-GAAP measures to the most comparable GAAP measures are included in the accompanying schedules, with the exception of projected adjusted operating EBITDA and margin. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP.

FOR MORE INFORMATION

WM

Website

www.wm.com

Analysts

Ed Egl

713.265.1656

eegl@wm.com

Media

Toni Werner

media@wm.com

###

WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Millions, Except per Share Amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Operating revenues	$5,893	$5,217	$22,063	$20,426
Costs and expenses:
Operating	3,553	3,146	13,383	12,606
Selling, general and administrative	747	513	2,264	1,926
Depreciation, depletion and amortization	652	526	2,267	2,071
Restructuring	2	1	4	5
(Gain) loss from divestitures, asset impairments and unusual items, net	20	246	82	243
	4,974	4,432	18,000	16,851
Income from operations	919	785	4,063	3,575
Other income (expense):
Interest expense, net	(201)	(128)	(598)	(500)
Loss on early extinguishment of debt, net	(7)	—	(7)	—
Equity in net income (losses) of unconsolidated entities	—	(19)	4	(60)
Other, net	(11)	6	(4)	6
	(219)	(141)	(605)	(554)
Income before income taxes	700	644	3,458	3,021
Income tax expense	102	175	713	745
Consolidated net income	598	469	2,745	2,276
Less: Net income (loss) attributable to noncontrolling interests	—	(24)	(1)	(28)
Net income attributable to Waste Management, Inc.	$598	$493	$2,746	$2,304
Basic earnings per common share	$1.49	$1.23	$6.84	$5.69
Diluted earnings per common share	$1.48	$1.22	$6.81	$5.66
Weighted average basic common shares outstanding	401.6	402.0	401.5	404.9
Weighted average diluted common shares outstanding	403.6	404.2	403.4	406.9

WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions)

(Unaudited)

	Year Ended
	December 31,
	2024	2023
Cash flows from operating activities:
Consolidated net income	$2,745	$2,276
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation, depletion and amortization	2,267	2,071
Goodwill impairment	—	168
Loss on early extinguishment of debt, net	7	—
Other	402	455
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(31)	(251)
Net cash provided by operating activities	5,390	4,719
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(7,488)	(170)
Capital expenditures	(3,231)	(2,895)
Proceeds from divestitures of businesses and other assets, net of cash divested	158	78
Other, net	(40)	(104)
Net cash used in investing activities	(10,601)	(3,091)
Cash flows from financing activities:
New borrowings	24,578	21,306
Debt repayments	(17,870)	(20,394)
Common stock repurchase program	(262)	(1,302)
Cash dividends	(1,210)	(1,136)
Exercise of common stock options	53	44
Tax payments associated with equity-based compensation transactions	(52)	(31)
Other, net	(82)	(11)
Net cash provided by (used in) financing activities	5,155	(1,524)
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	(9)	3
Increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	(65)	107
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	552	445
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$487	$552

WASTE MANAGEMENT, INC.

SUMMARY DATA SHEET

(In Millions)

(Unaudited)

Operating Revenues by Line of Business

	Three Months Ended
	December 31,
	2024			2023
	Gross	Intercompany	Net	Gross	Intercompany	Net
	Operating	Operating	Operating	Operating	Operating	Operating
	Revenues(a)	Revenues(a)	Revenues	Revenues(a)	Revenues(a)	Revenues
Commercial	$1,578	$(212)	$1,366	$1,501	$(184)	$1,317
Industrial	968	(202)	766	947	(190)	757
Residential	896	(22)	874	879	(23)	856
Other collection	840	(68)	772	799	(59)	740
Total collection	4,282	(504)	3,778	4,126	(456)	3,670
Landfill(a)	1,231	(374)	857	1,161	(361)	800
Transfer	629	(270)	359	574	(257)	317
Total Collection and Disposal	$6,142	$(1,148)	$4,994	$5,861	$(1,074)	$4,787
Recycling Processing and Sales	476	(78)	398	422	(73)	349
WM Renewable Energy	93	—	93	75	—	75
WM Healthcare Solutions	413	(10)	403	—	—	—
Corporate and Other	12	(7)	5	12	(6)	6
Total	$7,136	$(1,243)	$5,893	$6,370	$(1,153)	$5,217

	Year Ended
	December 31,
	2024			2023
	Gross	Intercompany	Net	Gross	Intercompany	Net
	Operating	Operating	Operating	Operating	Operating	Operating
	Revenues	Revenues	Revenues	Revenues	Revenues	Revenues
Commercial	$6,169	$(798)	$5,371	$5,801	$(692)	$5,109
Industrial	3,883	(794)	3,089	3,836	(753)	3,083
Residential	3,555	(89)	3,466	3,474	(96)	3,378
Other collection	3,194	(230)	2,964	3,006	(220)	2,786
Total collection	16,801	(1,911)	14,890	16,117	(1,761)	14,356
Landfill	4,958	(1,513)	3,445	4,731	(1,479)	3,252
Transfer	2,448	(1,067)	1,381	2,293	(1,036)	1,257
Total Collection and Disposal	$24,207	$(4,491)	$19,716	$23,141	$(4,276)	$18,865
Recycling Processing and Sales	1,890	(287)	1,603	1,576	(312)	1,264
WM Renewable Energy	321	(3)	318	276	(3)	273
WM Healthcare Solutions	413	(10)	403	—	—	—
Corporate and Other	48	(25)	23	46	(22)	24
Total	$26,879	$(4,816)	$22,063	$25,039	$(4,613)	$20,426

(a)	In the fourth quarter of 2024, the Company adjusted gross and intercompany operating revenues to reflect the 15% royalty paid by WM Renewable Energy to Collection and Disposal and Corporate and Other businesses for the purchase of landfill gas. There was no change to net operating revenues. Prior periods were recast to conform to current year presentation.

WASTE MANAGEMENT, INC.

SUMMARY DATA SHEET

(In Millions)

(Unaudited)

Internal Revenue Growth

	Period-to-Period Change for the Three Months Ended December 31, 2024 vs. 2023				Period-to-Period Change for the Year Ended December 31, 2024 vs. 2023
		As a % of		As a % of		As a % of		As a % of
		Related		Total		Related		Total
	Amount	Business(a)	Amount	Company(b)	Amount	Business(a)	Amount	Company(b)
Collection and disposal	$200	4.4%			$811	4.5%
Recycling Processing and Sales and WM Renewable Energy (c)	33	7.6			271	17.1
Energy surcharges and mandated fees	(42)	(16.8)			(97)	(9.9)
Total average yield (d)			$191	3.7%			$985	4.8%
Volume (e)			17	0.3			88	0.4
Internal revenue growth			208	4.0			1,073	5.2
Acquisitions			476	9.2			584	2.9
Divestitures			(3)	(0.1)			(8)	—
Foreign currency translation			(5)	(0.1)			(12)	(0.1)
Total			$676	13.0%			$1,637	8.0%

	Period-to-Period Change for the Three Months Ended December 31, 2024 vs. 2023		Period-to-Period Change for the Year Ended December 31, 2024 vs. 2023
	As a % of Related Business(a)		As a % of Related Business(a)
	Yield	Volume(f)	Yield	Volume(f)
Commercial	5.9%	0.3%	6.2%	0.8%
Industrial	4.7	(4.0)	5.0	(4.1)
Residential	6.7	(4.6)	6.2	(3.4)
Total collection	5.5	(2.3)	5.6	(1.8)
MSW	2.8	5.9	3.1	4.4
Transfer	4.1	0.0	4.5	1.3
Total collection and disposal	4.4%	(0.9)%	4.5%	(0.1)%

(a)  Calculated by dividing the increase or decrease for the current year by the prior year’s related business revenue adjusted to exclude the impacts of divestitures for the current year.

(b)	Calculated by dividing the increase or decrease for the current year by the prior year’s total Company revenue adjusted to exclude the impacts of divestitures for the current year.

(c)	Includes combined impact of commodity price variability in both our Recycling Processing and Sales and WM Renewable Energy segments, as well as changes in certain recycling fees charged by our collection and disposal operations.

(d)	The amounts reported herein represent the changes in our revenue attributable to average yield for the total Company.

(e)	Includes activities from our Corporate and Other businesses.

(f)	Workday adjusted volume impact.

WASTE MANAGEMENT, INC.

SUMMARY DATA SHEET

(In Millions)

(Unaudited)

Free Cash Flow(a)	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net cash provided by operating activities	$1,511	$1,382	$5,390	$4,719
Capital expenditures to support the business	(736)	(675)	(2,281)	(2,131)
Proceeds from divestitures of businesses and other assets, net of cash divested	59	10	158	78
Free cash flow before sustainability growth investments	834	717	3,267	2,666
Capital expenditures - sustainability growth investments	(379)	(367)	(950)	(764)
Free cash flow	$455	$350	$2,317	$1,902

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Supplemental Data

Internalization of waste, based on disposal costs	70.1%	68.9%	69.4%	68.8%

Landfill depletable tons (in millions)	31.1	30.1	125.0	122.8

Acquisition Summary(b)

Gross annualized revenue acquired	$2,622	$20	$2,917	$141

Total consideration, net of cash acquired	6,720	44	7,500	182

Cash paid for acquisitions consummated during the period, net of cash acquired	6,706	31	7,479	165

Cash paid for acquisitions including contingent consideration and other items from prior periods, net of cash acquired	6,713	34	7,503	173

Landfill Depletion and Accretion Expenses:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Landfill depletion expense:
Cost basis of landfill assets	$159	$145	$633	$598
Asset retirement costs	56	46	162	147
Total landfill depletion expense(c)	215	191	795	745
Accretion expense	34	33	133	130
Landfill depletion and accretion expense	$249	$224	$928	$875

(a)	The summary of free cash flow has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(b)	Represents amounts associated with business acquisitions consummated during the applicable period except where noted.

(c)	For both the fourth quarter of 2024 and the year ended December 31, 2024, the increase in landfill depletion expense was driven by changes in depletion rates from revisions in landfill estimates and volume increases, partially offset by the closure of a landfill in our East Tier.

WASTE MANAGEMENT, INC.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

(In Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended December 31, 2024
	Income from	Pre-tax	Tax	Net	Diluted Per
	Operations	Income	Expense	Income(a)	Share Amount
As reported amounts	$919	$700	$102	$598	$1.48
Adjustments:
Stericycle transaction and integration costs	113	113	22	91
Loss on early extinguishment of debt	—	7	2	5
(Gain) loss from asset impairments and other, net(b)	22	22	28	(6)
	135	142	52	90	0.22
As adjusted amounts	$1,054	$842	$154	$688	$1.70
Depreciation, depletion and amortization	652
As adjusted operating EBITDA	$1,706

Adjusted operating EBITDA margin	28.9%

	Three Months Ended December 31, 2023
	Income from	Pre-tax	Tax	Net	Diluted Per
	Operations	Income	Expense	Income(a)	Share Amount
As reported amounts	$785	$644	$175	$493	$1.22
Adjustment:
(Gain) loss from asset impairments and other, net(c)	247	247	5	210	0.52
As adjusted amounts	$1,032	$891	$180	$703	$1.74
Depreciation, depletion and amortization	526
As adjusted operating EBITDA	$1,558

Adjusted operating EBITDA margin	29.9%

(a)	For purposes of this press release table, all references to "Net income" refer to the financial statement line item "Net income attributable to Waste Management, Inc."

(b)	Primarily relates to a charge of $13 million to adjust an indirect wholly-owned subsidiary’s estimated potential share of the liability for a proposed environmental remediation plan at a closed site. The tax expense and net income amounts also include a benefit from the determination that a realized loss from a prior period is deductible for tax purposes.

(c)	Primarily relates to (i) a $168 million goodwill impairment charge related to a business engaged in accelerating film and plastic wrap recycling capabilities, which was partially offset by the recognition of $46 million of income related to the reversal of contingent consideration associated with our investment in such business, (ii) $107 million of impairment charges for certain investments in waste diversion technology businesses, and (iii) a $17 million charge to adjust an indirect wholly-owned subsidiary's estimated potential share of the liability for a proposed environmental remediation plan at a closed site.

WASTE MANAGEMENT, INC.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

(In Millions)

(Unaudited)

	Three Months Ended December 31, 2024
		Recycling	WM		Total WM	WM
	Collection	Processing	Renewable	Corporate	Legacy	Healthcare
	and Disposal(a)(b)	and Sales(a)	Energy(b)	and Other	Business	Solutions	Total WM
Operating revenues, as reported	$4,994	$398	$93	$5	$5,490	$403	$5,893

Income from operations, as reported	$1,380	$17	$32	$(441)	$988	$(69)	$919
Depreciation, depletion and amortization	484	38	10	47	579	73	652
Operating EBITDA, as reported	$1,864	$55	$42	$(394)	$1,567	$4	$1,571

Adjustments:
Stericycle transaction and integration costs	—	—	—	56	56	57	113
(Gain) loss from asset impairments and other, net	5	3	—	14	22	—	22
	5	3	—	70	78	57	135
Adjusted operating EBITDA	$1,869	$58	$42	$(324)	$1,645	$61	$1,706

Operating EBITDA margin, as reported	37.3%	13.8%	45.2%	N/A	28.5%	1.0%	26.7%
Adjusted operating EBITDA margin	37.4%	14.6%	45.2%	N/A	30.0%	15.1%	28.9%

	Three Months Ended December 31, 2023
		Recycling	WM
	Collection	Processing	Renewable	Corporate
	and Disposal(a)(b)	and Sales(a)	Energy(b)	and Other	Total WM
Operating revenues, as reported	$4,787	$349	$75	$6	$5,217

Income from operations, as reported	$1,325	$(99)	$28	$(469)	$785
Depreciation, depletion and amortization	448	30	8	40	526
Operating EBITDA, as reported	$1,773	$(69)	$36	$(429)	$1,311

Adjustment:
(Gain) loss from asset impairments and other, net	—	122	—	125	247
Adjusted operating EBITDA	$1,773	$53	$36	$(304)	$1,558

Operating EBITDA margin, as reported	37.0%	(19.8)%	48.0%	N/A	25.1%
Adjusted operating EBITDA margin	37.0%	15.2%	48.0%	N/A	29.9%

\

(a)	Certain fees related to the processing of recycled material we collect are included within our Collection and Disposal businesses. The total amount of such fees in income from operations for the three months ended December 31, 2024 and 2023 is $23 million and $19 million, respectively.

(b)	WM Renewable Energy pays a 15% intercompany royalty to our Collection and Disposal businesses for landfill gas. The total amount of royalties in income from operations for the three months ended December 31, 2024 and 2023 is $14 million and $11 million, respectively.

WASTE MANAGEMENT, INC.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

(In Millions, Except Per Share Amounts)

(Unaudited)

	Year Ended December 31, 2024
	Income from	Pre-tax	Tax	Net	Diluted Per
	Operations	Income	Expense	Income(a)	Share Amount
As reported amounts	$4,063	$3,458	$713	$2,746	$6.81
Adjustments:
Stericycle transaction and integration costs	160	160	28	132
Loss on early extinguishment of debt	—	7	2	5
Collective bargaining agreement costs	1	1	—	1
(Gain) loss from asset impairments and other, net(b)	72	72	40	32
	233	240	70	170	0.42
As adjusted amounts	$4,296	$3,698	$783	$2,916	$7.23
Depreciation, depletion and amortization	2,267
As adjusted operating EBITDA	$6,563

Adjusted operating EBITDA margin	29.7%

	Year Ended December 31, 2023
	Income from	Pre-tax	Tax	Net	Diluted Per
	Operations	Income	Expense	Income(a)	Share Amount
As reported amounts	$3,575	$3,021	$745	$2,304	$5.66
Adjustments:
Collective bargaining agreement costs	8	8	2	6
(Gain) loss from asset impairments and other, net(c)	245	245	4	209
	253	253	6	215	0.53
As adjusted amounts	$3,828	$3,274	$751	$2,519	$6.19
Depreciation, depletion and amortization	2,071
As adjusted operating EBITDA	$5,899

Adjusted operating EBITDA margin	28.9%

(a)	For purposes of this press release table, all references to "Net income" refer to the financial statement line item "Net income attributable to Waste Management, Inc."

(b)	Primarily includes a $54 million charge required to increase the estimated fair value of a liability associated with the expected disposition of an investment the Company holds in a waste diversion technology business and a $13 million charge to adjust an indirect wholly-owned subsidiary’s estimated potential share of the liability for a proposed environmental remediation plan at a closed site.

(c)	Primarily relates to (i) a $168 million goodwill impairment charge related to a business engaged in accelerating film and plastic wrap recycling capabilities, which was partially offset by the recognition of $46 million of income related to the reversal of contingent consideration associated with our investment in such business, (ii) $107 million of impairment charges for certain investments in waste diversion technology businesses, and (iii) a $17 million charge to adjust an indirect wholly-owned subsidiary's estimated potential share of the liability for a proposed environmental remediation plan at a closed site.

WASTE MANAGEMENT, INC.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

(In Millions)

(Unaudited)

	Year Ended December 31, 2024
		Recycling	WM		Total WM	WM
	Collection	Processing	Renewable	Corporate	Legacy	Healthcare
	and Disposal(a)(b)	and Sales(a)	Energy(b)	and Other	Business	Solutions	Total WM
Operating revenues, as reported	$19,716	$1,603	$318	$23	$21,660	$403	$22,063

Income from operations, as reported	$5,444	$86	$99	$(1,497)	$4,132	$(69)	$4,063
Depreciation, depletion and amortization	1,900	132	36	126	2,194	73	2,267
Operating EBITDA, as reported	$7,344	$218	$135	$(1,371)	$6,326	$4	$6,330

Adjustments:
Stericycle transaction and integration costs	—	—	—	103	103	57	160
Collective bargaining agreement costs	1	—	—	—	1	—	1
(Gain) loss from asset impairments and other, net	(12)	3	7	74	72	—	72
	(11)	3	7	177	176	57	233
Adjusted operating EBITDA	$7,333	$221	$142	$(1,194)	$6,502	$61	$6,563

Operating EBITDA margin, as reported	37.2%	13.6%	42.5%	N/A	29.2%	1.0%	28.7%
Adjusted operating EBITDA margin	37.2%	13.8%	44.7%	N/A	30.0%	15.1%	29.7%

	Year Ended December 31, 2023
		Recycling	WM
	Collection	Processing	Renewable	Corporate
	and Disposal(a)(b)	and Sales(a)	Energy(b)	and Other	Total WM
Operating revenues, as reported	$18,865	$1,264	$273	$24	$20,426

Income from operations, as reported	$4,821	$(44)	$79	$(1,281)	$3,575
Depreciation, depletion and amortization	1,812	110	33	116	2,071
Operating EBITDA, as reported	$6,633	$66	$112	$(1,165)	$5,646

Adjustments:
Collective bargaining agreement costs	8	—	—	—	8
(Gain) loss from asset impairments and other, net	—	122	—	123	245
	8	122	—	123	253
Adjusted operating EBITDA	$6,641	$188	$112	$(1,042)	$5,899

Operating EBITDA margin, as reported	35.2%	5.2%	41.0%	N/A	27.6%
Adjusted operating EBITDA margin	35.2%	14.9%	41.0%	N/A	28.9%

(a)	Certain fees related to the processing of recycled material we collect are included within our Collection and Disposal businesses. The total amount of such fees in income from operations for the year ended December 31, 2024 and 2023 is $100 million and $61 million, respectively.

(b)	WM Renewable Energy pays a 15% intercompany royalty to our Collection and Disposal businesses for landfill gas. The total amount of royalties in income from operations for the year ended December 31, 2024 and 2023 is $48 million and $41 million, respectively.

WASTE MANAGEMENT, INC.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

(In Millions)

(Unaudited)

	Year Ended
	December 31, 2024	December 31, 2023
	Amount	Amount
Adjusted Operating Expenses and Adjusted Operating Expenses Margin

Operating revenues, as reported	$22,063	$20,426

Operating expenses, as reported	$13,383	$12,606
As a % of revenues	60.7%	61.7%

Adjustments:
Collective bargaining agreement costs	(1)	(7)
Loss contingency reserve adjustment and other, net	—	3
As adjusted operating expenses(a)	$13,382	$12,602
As a % of revenues	60.7%	61.7%

	Three months ended			Three months ended
	December 31, 2024			December 31, 2023
	WM	WM
	Legacy Business	Healthcare Solutions	Total WM	Total WM
Adjusted SG&A Expenses and Adjusted SG&A Expenses Margin

Operating revenues, as reported	$5,490	403	$5,893	$5,217

SG&A expenses, as reported	$592	155	$747	$513
As a % of revenues	10.8%	38.5%	12.7%	9.8%

Adjustment:
Stericycle transaction and integration costs	(56)	(57)	(113)
As adjusted SG&A expenses	$536	98	$634
As a % of revenues	9.8%	24.3%	10.8%

	Year Ended			Year Ended
	December 31, 2024			December 31, 2023
	WM	WM
	Legacy Business	Healthcare Solutions	Total WM	Total WM
Adjusted SG&A Expenses and Adjusted SG&A Expenses Margin

Operating revenues, as reported	$21,660	$403	$22,063	$20,426

SG&A expenses, as reported	$2,109	$155	$2,264	$1,926
As a % of revenues	$9.7%	38.5%	10.3%	9.4%

Adjustments:
Stericycle transaction and integration costs	(89)	(57)	(146)	—
Collective bargaining agreement costs	—	—	—	(1)
As adjusted SG&A expenses	$2,020	98	$2,118	$1,925
As a % of revenues	9.3%	24.3%	9.6%	9.4%

(a)  Total WM and WM Legacy Business reconciliation is the same.

WASTE MANAGEMENT, INC.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

(In Millions)

(Unaudited)

2025 Projected Free Cash Flow Reconciliation(a)	Scenario 1	Scenario 2
Net cash provided by operating activities	$5,750	$5,900
Capital expenditures to support the business	(2,575)	(2,625)
Proceeds from divestitures of businesses and other assets, net of cash divested	100	150
Free cash flow before sustainability growth investments	$3,275	$3,425
Capital expenditures - sustainability growth investments	(600)	(650)
Free cash flow	$2,675	$2,775

(a)	The reconciliation includes two scenarios that illustrate our projected free cash flow range for 2025. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.

WASTE MANAGEMENT, INC.

SUPPLEMENTAL INFORMATION PROVIDED FOR ILLUSTRATIVE PURPOSES ONLY

(In Millions)

(Unaudited)

Diversity in the structure of recycling contracts results in different accounting treatment for commodity rebates. In accordance with revenue recognition guidance, our Company records gross recycling revenue and records rebates paid to customers as cost of goods sold. Other contract structures allow for netting of rebates against revenue.

Additionally, there are differences in whether companies adjust for accretion expense in their calculation of EBITDA. Our Company does not adjust for landfill accretion expenses when calculating operating EBITDA, while other companies do adjust it for the calculation of their EBITDA measure.

The table below illustrates the impact that differing contract structures and treatment of accretion expense has on the Company’s adjusted operating EBITDA margin results. This information has been provided to enhance comparability and is not intended to replace or adjust GAAP reported results.

	Three Months Ended
	December 31, 2024		December 31, 2023
	Amount	Change in Adjusted Operating EBITDA Margin	Amount	Change in Adjusted Operating EBITDA Margin
Recycling commodity rebates	$236	1.3%	$171	1.0%
Accretion expense	$34	0.6%	$33	0.6%

	Year Ended
	December 31, 2024		December 31, 2023
	Amount	Change in Adjusted Operating EBITDA Margin	Amount	Change in Adjusted Operating EBITDA Margin
Recycling commodity rebates	$879	1.3%	$604	0.9%
Accretion expense	$133	0.7%	$130	0.6%